Exhibit 99.2

Block, Inc. Announces Upsize and Pricing of $2.2 Billion Offering of Senior Notes

DISTRIBUTED-WORK-MODEL/OAKLAND, Calif., August 13, 2025 — Block, Inc. (“Block”) (NYSE: XYZ) today announced the pricing of $1.2 billion principal amount of its 5.625% senior notes due 2030 (the “2030 Notes”) and $1.0 billion principal amount of its 6.000% senior notes due 2033 (the “2033 Notes” and, together with the 2030 Notes, the “Notes”) in a private placement to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Act. The aggregate principal amount of the offering was increased from the previously announced offering size of $1.5 billion. The sale of the Notes is expected to settle on August 18, 2025, subject to customary closing conditions. Interest on each series of the Notes will be payable in cash semi-annually in arrears, beginning on February 15, 2026.

The 2030 Notes will mature on August 15, 2030, and the 2033 Notes will mature on August 15, 2033, in each case, unless earlier repurchased or redeemed. Holders of each series of the Notes may require Block to repurchase such Notes upon the occurrence of certain change of control events at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any.

At any time prior to August 15, 2027, in the case of the 2030 Notes, and at any time prior to August 15, 2028, in the case of the 2033 Notes, Block may redeem any or all of the Notes at a price equal to 100% of the principal amount thereof plus a “make-whole” premium and accrued and unpaid interest, if any, to, but excluding, the redemption date. On or after August 15, 2027, in the case of the 2030 Notes, and on or after August 15, 2028, in the case of the 2033 Notes, Block may redeem any or all of the Notes of such series at specified prices plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Block intends to use the net proceeds from this offering for general corporate purposes, which may include the repayment or repurchase of existing debt, potential acquisitions and strategic transactions, capital expenditures, investments and working capital.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Notes have not been, and will not be, registered under the Act or the securities laws of any other jurisdiction, and unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Act and applicable state laws.

About Block, Inc.

Block, Inc. (NYSE: XYZ) builds technology to increase access to the global economy. Each of our brands unlocks different aspects of the economy for more people. Square makes commerce and financial services accessible to sellers. Cash App is the easy way to spend, send, and store money. Afterpay is transforming the way customers manage their spending over time. TIDAL is a music platform that empowers artists to thrive as entrepreneurs. Bitkey is a simple self-custody wallet built for bitcoin. Proto is a suite of bitcoin mining products and services. Together, we’re helping build a financial system that is open to everyone.

Media Contact:

press@block.xyz

or

Investor Relations Contact:

ir@block.xyz